Exhibit 99.1

LightPath Technologies Projects

Fiscal 2005 First Quarter

For Immediate Release

(October 5, 2004) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH), manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, reported today that projected results for its first quarter of fiscal 2005 include sales of just under $3.0 million compared with $1.8 million in the first quarter of the prior year, an increase of approximately 67%. The Company’s cash and cash equivalents at September 30, 2004 are approximately $2.1 million, a decrease or use of cash in the fourth quarter of just over $400,000. This is comparable to the fourth quarter of fiscal 2004. Sales growth in the last two consecutive quarters has required additional working capital investment. Our primary business goal continues to become self-sustaining in terms of cash flow and profitability.

Our sales backlog continues to be strong. As reported in our Annual Report on Form 10-K for June 30, 2004, we had a “Disclosure Backlog” (as defined therein) at that date of $3.3 million. At September 30, 2004, our Disclosure Backlog was $4.0 million. In comparison, our Disclosure Backlog at September 30, 2003 was $1.4 million.

Ken Brizel, President and Chief Executive Officer of LightPath, commented, “We continue to make good progress on a number of fronts. Demand continues to be strong from the diversified markets we now serve. We continue to introduce new standard products and satisfy customers with custom product designs. Our sales backlog continues to increase and our production organization set new records in production output in this past quarter despite some disruptions from unusual weather conditions in the period. I’m very proud of our recent accomplishments and pledge to diligently continue our efforts to further improve our business fundamentals. We hope you’ll join us in Orlando on October 20th for our Annual Shareholders’ Meeting.”

Webcast Details:

LightPath plans to hold an audio webcast at 2:00 p.m. EDT on Thursday, November 11, 2004 to discuss details regarding the company’s performance for the first quarter of fiscal 2005. The session may be accessed at www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on our web site shortly after the call is concluded.

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields.

LightPath common stock trades on the Nasdaq SmallCap Market under the symbol “LPTH.” Investors are encouraged to go to LightPath’s website for additional financial information.

Contacts:	Ken Brizel, President & CEO
Monty Allen, CFO
LightPath Technologies, Inc. (407) 382-4003
Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.